Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), dated as of June 9, 2026 is by and among Prosperity Bank, a Texas banking association having a principal place of business at 1301 North Mechanic Street, El Campo, Texas 77437 (“Employer”), Stellar Bank, a Texas banking association having a principal place of business at 9 Greenway Plaza, Suite 110, Houston, Texas 77046 (“Stellar Bank”) and Robert Franklin, Jr., an individual who resides in the State of Texas (“Employee”). This Agreement amends and restates the Employment Agreement, dated as of January 27, 2026, by and between Employer and Employee (the “Original Agreement”).

WHEREAS, the parties to this Agreement desire to amend the Original Agreement to increase the period of time during which the non-competition obligations will apply; and

WHEREAS, Section 7.4 of the Original Agreement provides that it may be amended by a written agreement signed by the parties thereto; and

WHEREAS, the Original Agreement was entered into in connection with the Agreement and Plan of Merger, dated as of January 27, 2026, by and between Prosperity Bancshares, Inc., a Texas corporation (“Bancshares”), and Stellar Bancorp, Inc., a Texas corporation (the “Merger Agreement”); and

WHEREAS, Employee’s agreement to and compliance with the provisions of Article V of this Agreement are a material factor, material inducement and material condition to Bancshares’ participation in the transactions contemplated by the Merger Agreement. Moreover, Employee acknowledges that a substantial portion of the value of the transactions contemplated by the Merger Agreement is Employee’s promises to refrain from competing with Stellar Bank, Employer, or Bancshares as set forth in Article V hereof; and

WHEREAS, prior to the entry into the Merger Agreement, Employee was an officer of Stellar Bank and is receiving a considerable benefit as a result of the transactions contemplated by the Merger Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

TERM OF EMPLOYMENT

1.1 Term. Provided that Employee is employed by Stellar Bank immediately preceding the Effective Time (as defined in the Merger Agreement), Employer hereby employs Employee and Employee hereby accepts employment with Employer under this Agreement for a period of three (3) years beginning as of the Effective Time (the “Term”); provided, however, that this Agreement may be terminated earlier as hereinafter provided. However, notwithstanding Section 7.6 or anything in this Agreement to the contrary, if the Merger Agreement is terminated for any reason before the Effective Time occurs, Employee will not be employed under this Agreement, and, excepting only Section 5.3(a), (A), all provisions of this Agreement will terminate as of the time of termination of the Merger Agreement and (B) there will be no liability of any kind under this Agreement. Subject to Section 7.6 below, this Agreement shall terminate automatically upon the expiration of the Term.

ARTICLE II

TITLE AND DUTIES OF EMPLOYEE

2.1 Title. As of the Effective Time, Employee is hereby employed by Employer as Vice Chairman.

2.2 Primary Duties. Employee shall perform such duties as are consistent with Employee’s title set forth above in Section 2.1 and shall perform such other work as may be assigned to him/her subject to the instructions, directions, and control of Employer, which shall be consistent with the type and nature of work normally performed by similarly situated officers and as may be assigned by Employer from time to time.

2.3 Engaging in Other Employment. While employed by Employer, Employee shall devote all of his/her entire productive time, ability, and attention to the business of Employer during Employer’s normal business hours. Nothing in this section shall be interpreted as prohibiting Employee from engaging in outside civic, charitable and personal activities to the extent they do not interfere with the performance of Employee’s duties hereunder or violate Article V of this Agreement.

2.4 Location. During the Term, Employee will not be required by Employer to relocate Employee’s primary work location materially outside of the metropolitan area in which Employee principally works as of the date hereof.

ARTICLE III

COMPENSATION

3.1 Base Salary. As compensation for employment services rendered under this Agreement, Employee shall be entitled to receive from Employer an annual rate of salary (“Base Salary”) of $1,120,187.00, subject to applicable taxes and withholdings, paid semi-monthly and prorated for any partial employment period during the Term. The Base Salary shall not be reduced during the Term, but may be increased, in Employer’s sole discretion, in accordance with the then existing procedures of Employer.

3.2 Bonus. For each calendar year during the Term, Employee will participate in Employer’s Executive Committee formulaic bonus program and will be eligible to earn a bonus equal to up to 175% of his base salary as determined and paid pursuant to the terms of such program.

3.3 Signing Bonus. As consideration for Employee’s execution of this Agreement, including Employee’s agreement to the covenants set forth in Section 5.3(b), Employee shall receive a signing bonus of $3,000,000.00, less applicable withholdings (the “Signing Bonus”), which shall be paid to Employee on Employer’s next payroll following the Effective Time.

3.4 Other Compensation. Employee shall be eligible to participate in the stock-based incentive compensation programs administered by the Board of Directors of Bancshares in effect from time to time pursuant to the terms of the plans then in effect and in accordance with Section 5.6 below.

ARTICLE IV

REIMBURSEMENT OF EMPLOYEE BUSINESS EXPENSES AND

PARTICIPATION IN EMPLOYER BENEFIT PLANS

4.1 Out of Pocket Expenses. Employee is authorized to incur reasonable business expenses for promoting the business of Employer, including expenditures for entertainment, meals and travel and other similar business expenses, in accordance with Employer policy. Employer will reimburse Employee from time to time for all such reasonable business expenses; provided, that Employee presents Employer with appropriate documentation of such expenditures in accordance with Employer’s established procedures relating to such reimbursements in effect from time to time.

4.2 Participation in Employer Benefit Plans. Until the termination of Employee’s employment, Employee will be eligible to participate in all compensation programs and employee benefit plans maintained by Employer from time to time and generally available to officers and employees of Employer, subject to the terms of such programs and plans. Employer reserves the right to amend or cancel any compensation programs and employee benefit plans at any time in its sole discretion, subject to the terms of such programs and plans and applicable law.

4.3 Reimbursements and In-Kind Benefits in General. All applicable reimbursements under this Agreement shall be paid to Employee as soon as administratively practicable after Employee has provided the appropriate documentation, but in no event shall any reimbursements be paid later than the last day of the calendar year following the calendar year in which the expense was incurred. Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) the amount of expenses eligible for reimbursement or in-kind benefits provided under this Agreement during a calendar year will not affect the expenses eligible for reimbursement or in-kind benefits provided in any other calendar year, and (b) the right to reimbursement or in-kind benefits provided under this Agreement shall not be subject to liquidation or exchange for another benefit.

ARTICLE V

RESTRICTIVE COVENANTS

5.1 Confidential Information. “Confidential Information” means and includes Stellar Bank’s and Employer’s, and their affiliated entities’, confidential and/or proprietary information and/or trade secrets. Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, including, but not limited to the following: information regarding past, current and prospective customers and investors and business affiliates and contractors; information regarding the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques; including contact names, services provided, pricing, type and amount of services used, financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; payments or rates paid to consultants or other service providers. Confidential Information includes any such information that Employee may originate, learn, have access to or obtain, whether in tangible form or memorized. Additionally, Employee recognizes that the Confidential Information is dynamic and ever-changing. Confidential Information does not include any information that is or becomes publicly available, other than as a result of a violation of any confidentiality obligation of Employee, or that Employee receives on a non-confidential basis from a source other than Employer or Stellar Bank or its representatives that is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. Employee acknowledges that Stellar Bank’s and Employer’s respective businesses are highly competitive, that this Confidential Information constitutes a valuable, special and unique asset used by each of Stellar Bank and Employer in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Stellar Bank and Employer.

5.2 Promises of Employer and Stellar Bank. Stellar Bank promises and agrees that reasonably soon after the execution of this Agreement by Employee, it shall provide Employee with Confidential Information in an expanded nature relative to that already provided to Employee by Stellar Bank. In addition, Employer promises and agrees that, reasonably soon after the execution of this Agreement by Employee and during the Term and as part of Employee’s employment under this Agreement, Employer shall provide Employee with Confidential Information and to specialized training regarding Employer’s methodologies and business strategies, which will enable Employee to perform his/her job for Employer. In addition, after the Effective Time, Employee will have immediate access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint ventures, investors, financing sources, etc., of Employer. Employee acknowledges that: (a) Stellar Bank and Employer have devoted substantial time, effort, and resources to develop and compile the Confidential Information; (b) public disclosure of such Confidential Information would have an adverse effect on the businesses of Stellar Bank and Employer; (c) Stellar Bank and Employer would not disclose such information to the Employee, nor would Stellar Bank or Employer employ or continue to employ the Employee without the agreements and covenants set forth in this Article V; and (d) the provisions of this Article V are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

5.3 Employee’s Promises.

(a) Non-Disclosure Obligations. Employee agrees that Employee will not, at any time after the date of this Agreement, during the period of his/her employment with Stellar Bank or Employer, and/or after the Employee’s termination date, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Stellar Bank or Employer, or confidential information belonging to third parties that was obtained by Employee during his/her employment with Stellar Bank or Employer (excepting any third party confidential information provided to Employee independently of Employee’s services with Stellar Bank or Employer or any of their predecessors, successors or affiliated entities), or make any use thereof, directly or indirectly, except in performance of Employee’s duties for Stellar Bank or Employer. Employee also agrees that Employee shall immediately deliver to Stellar Bank or Employer, as directed, upon the termination of employment or at any other time at Stellar Bank or Employer’s request, without retaining any copies, all documents and other material in Employee’s possession relating, directly or indirectly, to any Confidential Information or other information of Stellar Bank or Employer, or Confidential Information or other information regarding third parties, learned in connection with providing services to Stellar Bank or Employer or any of their predecessors, successors or affiliated entities.

(b) Restrictive Covenants. Ancillary to the consideration to be provided pursuant to this Agreement, including but not limited to Stellar Bank’s and Employer’s agreement to provide Confidential Information to Employee and Employee’s agreement not to disclose Confidential Information, and in order to protect the Confidential Information, Employee agrees to the non-competition and non-solicitation provisions set forth in this Section 5.3(b)(1)-(2) (the “Restrictive Covenants”). Employee agrees that, for the Restricted Period, as defined below, Employee will not, except as an employee of Stellar Bank or Employer, in any capacity for Employee or others, directly or indirectly:

(1) Non-Competition Obligations

(A) anywhere in the geographic area comprised of the Counties of: Harris, Montgomery, Waller, Liberty, Chambers, Ft. Bend, Wharton, Jefferson, Orange, Hardin, Tyler, Jasper, Newton and each county contiguous thereto (collectively, the “Market Area”), (a) compete in, engage in, or contribute knowledge to, a business similar to or otherwise competitive with that of Stellar Bank or Employer or their affiliated entities, or (b) compete in, engage in, or contribute knowledge to any type of business which Stellar Bank or Employer or their affiliated entities (i) has plans to engage in, or (ii) has engaged in during the preceding twelve (12)-month period if, in either the case of (i) or (ii), within the twenty-four (24) months before the termination of Employee’s employment from Employer, Employee had access to information regarding the proposed plans or the business in which Stellar Bank or Employer engaged;

(B) take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to or otherwise competitive with that of Stellar Bank or Employer anywhere within the Market Area. Notwithstanding the foregoing, the Employee is permitted hereunder to own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

(2) Non-Solicitation Obligations

(A) call on, solicit, service or attempt to do any of the foregoing with respect to, customers or prospective customers of Stellar Bank or Employer if, within the twelve (12) months before the termination of Employee’s employment with Stellar Bank or Employer, Employee had material contact with the customer or prospective customer, or had obtained material information about the customer or prospective customer; or

(B) hire, retain, call on, solicit for hire or induce to leave employment, any individual who is or was an employee of Stellar Bank or the Employer on the date of, or within the three (3)-month period before the date of, such hire, retention, solicitation or inducement, provided that such individual is an individual whom Employee had contact with, knowledge of, or association with in the course of Employee’s employment with Stellar Bank or Employer, and Employee will not assist any other person or entity in such activities.

5.4 Restricted Period. Except as otherwise provided for herein, including in Section 6.7(a), (a) the non-competition obligations set forth in Section 5.3(b)(1) shall apply from the date of Agreement through the later of (i) two (2) years following the date of Employee’s termination of employment with Stellar Bank, Employer or their affiliated entities (any transfer of employment between Stellar Bank, the Employer, and any affiliated entities does not constitute termination of employment) and (ii) the third (3rd) anniversary of the Effective Time, and (b) the non-solicitation obligations set forth in Section 5.3(b)(2) shall apply from the date of the Agreement through one (1) year following the date of Employee’s termination of employment with Stellar Bank, Employer or their affiliated entities (any transfer of employment between Stellar Bank, the Employer, and any affiliated entities does not constitute termination of employment) (each of (a) and (b), the “Restricted Period”). However, if the Merger Agreement is terminated for any reason before the Effective Time occurs, the Restrictive Covenants will not apply, all provisions of this Agreement will terminate, and there will be no liability of any kind under this Agreement.

5.5 Restrictive Covenants Reasonable. The parties to this Agreement hereby agree that the Restrictive Covenants set forth in this Article V are ancillary to this Agreement, which is an otherwise enforceable agreement. Employee agrees that his/her promises in this Article V are reasonable and reasonably necessary to protect the legitimate business interest of Stellar Bank, the Employer, and their affiliated entities. Employee understands that the Restrictive Covenants set forth in this Article V may limit Employee’s ability to earn a livelihood in a business similar to the business of Stellar Bank, the Employer, and their affiliated entities, and Employee represents that Employee’s experience and capabilities are such that Employee has other opportunities to earn a livelihood and adequate means of support for Employee and Employee’s dependents.

5.6 Consideration.

(a) In consideration for the above obligations of the Employee, no later than the tenth (10th) business day after the Effective Time, Employer shall issue to Employee a restricted stock award pursuant to the Prosperity Bancshares, Inc. 2020 Stock Incentive Plan consisting of 25,000 shares of Bancshares restricted common stock (“Restricted Stock”). The terms and conditions of the Restricted Stock shall be detailed in an award agreement, which agreement shall provide that the forfeiture restrictions applicable to the Restricted Stock shall lapse on the third (3rd) anniversary of the grant date, provided that Employee is employed by Employer on such date.

(b) Stellar Bank promises and agrees that reasonably soon after the execution of this Agreement by Employee, it shall provide Employee with Confidential Information in an expanded nature than that already provided to Employee.

(c) In addition, after the Effective Time, Employer agrees to provide Employee with access to Confidential Information relating to Employer’s business and to specialized training regarding Employer’s methodologies and business strategies, which will enable Employee to perform his/her job for Employer. After the Effective Time, Employee also will have immediate access to, or knowledge of, new Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources, etc. of Employer.

5.7 Enforcement and Legal Remedies. Stellar Bank, Employer and Employee acknowledge and agree that breach of any of the covenants made by Employee in this Agreement would cause irreparable injury to Stellar Bank or Employer, which could not sufficiently be remedied by monetary damages; and, therefore, that Stellar Bank or Employer shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions, without posting of any bond, and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof.

5.8 Tolling. In the event that Employer shall file a lawsuit in any Court of competent jurisdiction alleging a breach of the Non-Competition Obligations by Employee, then any time period set forth in this Agreement including the time periods set forth above will be extended one month for each month the Employee is finally determined (pursuant to a final judgment of a court of competent jurisdiction) to have been in breach of this Agreement, so that Employer is provided the benefit of the full Restricted Period.

5.9 Trade Secrets. Employer hereby informs Employee that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.10 Whistleblower Protection. Notwithstanding the foregoing or anything herein to the contrary, nothing contained herein shall prohibit Employee from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Nothing in this Agreement requires Employee to waive any monetary award or other payment that Employee might become entitled to from any governmental agency or entity.

5.11 Cooperation. Upon the request of Stellar Bank, the Employer, or their affiliated entities following Employee’s termination of employment, Employee shall use reasonable efforts to assist and cooperate with Stellar Bank, the Employer, and their affiliated entities in connection with the defense or prosecution of any claim that may be made against or by Stellar Bank, the Employer, or their affiliated entities, or in connection with any ongoing or future investigation or dispute or claim of any kind involving Stellar Bank, the Employer, or their affiliated entities, including any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency.

ARTICLE VI

TERMINATION RIGHTS

6.1 Termination for Cause by the Employer. The Employer may terminate this Agreement and Employee’s employment for Cause (as defined hereinafter), such termination to be effective immediately upon written notice to Employee. Any termination of Employee’s employment under this Section 6.1 will not be in limitation of any other right or remedy which the Employer may have under this Agreement, at law, or in equity. The term “Cause” means (a) Employee’s fraud, embezzlement, theft or misappropriation of funds or other property of the Employer or its affiliated entities, (b) self-dealing or gross negligence in the performance by Employee of his/her duties pursuant to this Agreement, (c) the repeated failure or refusal by Employee to perform his/her duties to the Employer as provided herein, other than due to Disability or Employee being on an approved leave of absence, (d) the commission by Employee of any willful acts of bad faith or gross misconduct against the Employer or its affiliated entities, (e) the indictment of Employee for a felony or other criminal act involving dishonesty or other moral turpitude, whether or not relating to his/her employment with the Employer, (f) the material violation by Employee of a lawful, established policy or procedure of the Employer that has been communicated to Employee in writing and (g) the Employee’s material breach of any provision of this Agreement; provided that with respect to clauses (c) and (f) and (g), Employer shall give Employee written notice of the breach or other failure on the part of Employee and the actions necessary to correct such breach, if applicable. If Employee fails to cure the breach or failure to the reasonable satisfaction of Employer within fifteen (15) days of receipt of such notice or if the breach or failure is incurable, Employer may proceed to terminate Employee’s employment for Cause without further notice.

6.2 Termination by Employer Upon Employee’s Disability. Employer may terminate Employee’s employment upon a determination of Disability, such termination to be effective immediately upon written notice to Employee. For purposes of this Agreement, the term “Disability” means Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

6.3 Termination Upon Employee’s Death. In the event of Employee’s death, this Agreement and Employee’s employment under this Agreement shall immediately terminate.

6.4 Termination by Employer Other Than for Cause, Disability or Death. Notwithstanding anything to the contrary contained in this Agreement, the Employer may terminate this Agreement and Employee’s employment under this Agreement for any or no reason during the Term (i.e., other than for Cause or Disability), such termination to be effective immediately upon the giving of written notice to Employee from the Employer.

6.5 Termination by Employee. Employee shall have the right, at his/her election and for any reason prior to the expiration of the Term of this Agreement, to voluntarily terminate this Agreement and his/her employment with Employer upon thirty (30) days’ written notice. Such notice requirement may be waived by Employer at its sole discretion.

6.6 Termination by Expiration. This Agreement shall terminate upon the expiration of the Term. Although the Agreement shall expire, Employee’s employment with Employer shall not automatically terminate upon expiration of the Term.

6.7 Certain Payments Following Termination of Employment.

(a) If, during the Term of this Agreement, Employee’s employment with the Employer is terminated by the Employer for Cause or Disability, or if Employee voluntarily terminates employment with the Employer Employee shall thereafter be entitled to receive from the Employer (i) payment of any accrued but unpaid Base Salary, subject to applicable taxes and withholdings, through the date of employment termination, (ii) expense reimbursements through the date of such termination for which Employee is entitled to reimbursement in accordance with Section 4.1 and (iii) all other accrued and vested amounts or accrued and vested benefits due to Employee in accordance with Employer’s benefit plans and programs (other than any severance, bonus or other cash-or-equity-based incentive plans or programs) (collectively, the “Accrued Benefits”). Further, in the event of a termination of Employee’s employment as described in this Section 6.7(a), (A) the non-competition obligations set forth in Section 5.3(b)(1) shall continue through the third (3rd) anniversary of the Effective Time and (B) the non-solicitation obligations set forth in Section 5.3(b)(2) shall continue through the later of (1) the third (3rd) anniversary of the Effective Time or (2) one (1) year following the date of Employee’s termination of employment. For the avoidance of doubt, the Accrued Benefits do not include the yet to be accrued Base Salary that Employee would have earned had his/her employment not terminated prior to the expiration of the Term.

(b) If, during the Term of this Agreement, Employee’s employment with the Employer is terminated during the Term by the Employer for any reason other than for Cause, death or Disability, Employee shall be entitled to receive from the Employer (1) the Accrued Benefits (payable within thirty (30) days after the date of termination (or such earlier date as may be required by applicable law)), and (2) provided Employee has executed a release in a form provided by the Employer and such release has become effective prior to the sixtieth (60th) day following the date of termination, Employee shall be entitled to (A) a lump sum payment of Base Salary for the remaining portion of the Term of this Agreement, subject to applicable taxes and withholdings, payable on the sixtieth (60th) day following the date of termination and (B) the forfeiture restrictions applicable to the Restricted Stock set forth in Section 5.6 hereof shall immediately and fully lapse. Further, Employee’s Restrictive Covenants set forth in Article V shall continue during the Restricted Period.

(c) If Employee’s employment with the Employer is terminated upon Employee’s death, (1) Employee’s legal representatives shall thereafter be entitled to receive from the Employer the Accrued Benefits, payable within thirty (30) days after the date of death (or such earlier date as may be required by applicable law), and (2) the forfeiture restrictions applicable to the Restricted Stock set forth in Section 5.6 hereof shall immediately and fully lapse.

(d) If this Agreement terminates by expiration, as set forth in Section 6.6, Employee shall remain entitled to receive the Accrued Benefits upon Employee’s subsequent termination of employment, and Employee’s Restrictive Covenants set forth in Article V shall continue during the Restricted Period.

6.8 Code Section 409A.

(a) It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that Employee executes the release contemplated by Section 6.7(b)) shall be paid in the later taxable year.

(b) Notwithstanding any provision of this Agreement to the contrary, if at the time of Employee’s termination of employment with Employer, Employee is a “specified employee” as defined in Section 409A of the Code, then to the extent that any amount to which Employee is entitled in connection with the termination of his/her employment is subject to Section 409A of the Code, payments of such amounts to which Employee would otherwise be entitled during the six (6)-month period following Employee’s termination of employment will be accumulated and paid in a lump sum on the first day of the seventh month after the date of Employee’s termination of employment. The first sentence of this paragraph shall apply only to the extent required to avoid Employee’s incurrence of any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.

(c) Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A of the Code.

(d) If any provision of this Agreement (or of any award of compensation) would cause Employee to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Employer may reform such provision; provided, that Employer shall (1) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (2) notify and consult with Employee regarding such amendments or modifications prior to the effective date of any such change.

6.9 Return of Property. Upon Employee’s termination of employment for any reason, or at any time upon Employer’s request, Employee (or Employee’s executor or personal representative in the event of Employee’s death or Disability) shall immediately return to the Employer all property of the Employer, including all keys, credit cards and all other property of the Employer in Employee’s possession.

6.10 Resignation of All Other Positions. Upon termination of the Employee’s employment for any reason, the Employee shall be deemed to have resigned from all positions that the Employee holds as an officer or member of the Board (or a committee thereof) of Employer, Stellar Bank, or any of their affiliates.

ARTICLE VII

GENERAL PROVISIONS

7.1 Notices. Any notices to be given hereunder by either party to the other shall be effected in writing and may be given by electronic email, personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to (a) Stellar Bank or Employer at the addresses appearing in the introductory paragraph of the Agreement and (b) Employee at the most recent address on file with Employer, but each party may change its address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

7.2 Entire Agreement. This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof, and, effective after the Effective Time, supersedes any other employment agreements or understandings, written or oral, between the Employer and/or its predecessors and the Employee with respect to the subject matter hereof, including that certain Executive Employment Agreement, dated March 17, 2022, by and between Stellar Bank (formerly CommunityBank of Texas, N.A.) and Employee. The Employee has no oral representations, understandings or agreements with Employer or any of their officers, directors or representatives covering the same subject matters as this Agreement. The Employee has no oral representations, understandings or agreements with Stellar Bank or Employer or any of their officers, directors or representatives covering the same subject matters as this Agreement. The Agreement is the final, complete and exclusive statement and expression of the agreement between Stellar Bank, Employer and the Employee relating to the subject matter hereof and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.

7.3 Governing Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without regard to conflict of law principles. Exclusive venue of any dispute relating to this Agreement shall be, and is convenient in, Harris County, Texas. Employee agrees that he/she will not contest venue in Harris County, Texas or the application of Texas laws to any dispute relating to, connected with or arising under this Agreement.

7.4 Modification. This Agreement shall not be amended, modified, or altered in any manner except in writing signed by all parties.

7.5 Failure to Enforce Not Waiver. Any failure or delay on the part of Stellar Bank, Employer or Employee to exercise any remedy or right under this Agreement shall not operate as a waiver. The failure of either party to require performance of any of the terms, covenants or provisions of this Agreement by the other party shall not constitute a waiver of any of the rights under the Agreement. No forbearance by either party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the waiving party. Any such written waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose given.

7.6 Survival. Notwithstanding anything in this Agreement to the contrary, upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the mutual intention of the parties under this Agreement, including the provisions of Article V and Section 6.7.

7.7 Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement has been executed without any such invalid provisions having been included. Such invalid provision shall be reformed in a manner that is both (i) legal and enforceable, and (ii) most closely represents the parties’ original intent.

7.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7.9 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Stellar Bank, Employer and Employee, and their respective heirs, executors, administrators, successors and assigns, including any successor by merger, consolidation or stock purchase of Stellar Bank, Employer and any entity or person that acquires all or substantially all of the assets of Stellar Bank or Employer; provided, however, this Agreement is personal to Employee and without the prior written consent of Stellar Bank and the Employer shall not be assignable by Employee.

7.10 Interpretation. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. For purposes of this Agreement, the word “including” (or “include” or “includes”) shall be understood be mean “including without limitation” and the word “or” shall be understood to mean “and/or.” A masculine pronoun wherever used herein shall be construed to include the feminine where appropriate.

7.11 Tax Withholding. Stellar Bank, the Employer and their affiliated entities may withhold from any amounts payable under this Agreement or otherwise such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Employment Agreement to be duly executed as of the date first written above.

PROSPERITY BANK
EMPLOYER

By:	/s/ Charlotte M. Rasche
Name:	Charlotte M. Rasche
Title:	Senior EVP and General Counsel
Date:	6/9/2026

STELLAR BANK
THE BANK

By:	/s/ Steven F. Retzloff
Name:	Steven F. Retzloff
Title:	Sr. Executive Chairman
Date:	6/9/2026

EMPLOYEE

By:	/s/ Robert R. Franklin, Jr.
Robert R. Franklin, Jr.
Date:	6/9/2026

[Signature Page to A&R Employment Agreement]